FIRST AMENDMENT TO MARGIN LOAN AND SECURITY AGREEMENT

     This First Amendment to Margin Loan and Security Agreement (this “Amendment”) is executed as of May 15, 2026, by and between Guggenheim Taxable Municipal Bond & Investment Grade Debt Trust, a diversified, closed-end management investment company formed under the laws of the State of Delaware (“Borrower”), and Bank of America, N.A. (“Lender”).

     WHEREAS, Borrower and Lender have previously entered into that certain Margin Loan and Security Agreement dated as of October 11, 2024 (the “Loan Agreement”); and

     WHEREAS, Borrower and Lender have agreed to make certain amendments to the Loan Agreement as more particularly set forth herein.

     NOW, THEREFORE, in consideration of the covenants set forth in this Amendment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree that the Loan Agreement is hereby amended and modified as follows:

     Section 1. Definitions. All capitalized terms used herein but not defined herein shall have the meanings ascribed thereto in the Loan Agreement, as amended by this Amendment.

      Section 2. Amendments to Loan Agreement.

     (a) Section 1.01 of the Loan Agreement is hereby amended by deleting the definition of Facility Limit in its entirety and replacing it with the following:

“Facility Limit” means $65,000,000, as such amount may be increased from time to time in accordance with Section 2.07(c).”

     (b) Section 2.04 of the Loan Agreement is hereby amended by deleting the first sentence thereof in its entirety and replacing it with the following:

“Borrower shall pay Lender a commitment fee on the daily undrawn portion of the entire Facility Limit on each day from (a) the Effective Date through May 10, 2027, at a rate equal to 0.20% (20 basis points) per annum, and (b) May 11, 2027 through and including the day immediately preceding the Maturity Date, at a rate equal to 0.25% (25 basis points) per annum, in each case calculated on the basis of the actual days elapsed and a year of 360 days and payable for each Interest Period in arrears on each Interest Payment Date.”

     Section 3. Conditions to this Amendment. This Amendment shall be effective upon satisfaction of the following conditions precedent.

      (a) Lender shall have received duly executed counterparts of this Amendment.

     (b) Lender shall have received a duly executed FR U-1 reflecting the Facility Limit, as amended hereby.

     (c) No Default or Event of Default shall exist under the Facility Documents or would result from the execution of this Amendment.

     (d) The representations and warranties of Borrower contained in Article IV of the Loan Agreement shall be true and correct in all material respects as of the date hereof (or, if any representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

     Section 4. Acknowledgment, Ratification and Reaffirmation of Obligations. Borrower hereby acknowledges and reaffirms its Obligations under the Loan Agreement and the other Facility Documents, as modified by this Amendment, and ratifies and confirms the continued effectiveness of the Loan Agreement and the other Facility Documents, as modified by this Amendment. Except as modified hereby, the Loan Agreement and each of the other Facility Documents remains unmodified and in full force and effect and the valid, binding and enforceable obligations of Borrower, subject to applicable bankruptcy, insolvency and similar laws affecting the rights of creditors generally, and general principles of equity. All terms, covenants and conditions of the Loan Agreement and the other Facility Documents, in each case as amended by this Amendment, are hereby ratified and confirmed in all respects by Borrower.

     Section 5. No Oral Modification. This Amendment may not be amended except pursuant to a written agreement executed by all of the parties hereto.

     Section 6. Binding Upon Successors and Assigns. This Amendment shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors and permitted assigns under the Loan Agreement, as amended hereby.

     Section 7. Headings. The headings of the sections and subsections of this Amendment are for convenience of reference only and shall not be considered a part hereof nor shall they be deemed to limit or otherwise affect any of the terms or provisions hereof.

     Section 8. Validity of Provisions. Any provision of this Amendment which may prove unenforceable under Law shall not affect the validity of the other provisions hereof.

     Section 9. Conflicting Provisions. In the event of any conflict between this Amendment and the terms of the Loan Agreement or any of the other Facility Documents, the terms of this Amendment shall govern and control.

     Section 10. No Waiver. Nothing contained in this Amendment shall be construed as a waiver by Lender of (a) any rights or remedies available to Lender pursuant to the Loan Agreement or any of the other Facility Documents or (b) any past, present or future breach or default on the part of Borrower under the Loan Agreement or the other Facility Documents.

     Section 11. Authorization and Power. Borrower has the full power and requisite authority to execute, deliver and perform its obligations under this Amendment and any other document executed by Borrower in connection herewith and is duly authorized to, and has taken all action necessary to authorize it to, execute, deliver and fully perform its obligations under this Amendment.

     Section 12. Valid and Binding Obligations. This Amendment constitutes legal, valid and binding obligations of Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar Laws affecting the rights of creditors generally, and general principles of equity.

     Section 13. Consents, Etc. No consent, approval, authorization or order of any court or Governmental Authority or any third party is required in connection with the execution and delivery by Borrower of this Amendment or to consummate the transactions contemplated hereby, which consent has not been obtained.

     Section 14. Conforming Modifications. This Amendment modifies and amends the Loan Agreement and the other Facility Documents. This Amendment shall constitute a “Facility Document” as that term is defined in the Loan Agreement. References made in the Loan Agreement or any Facility Document to any other Facility Document shall be to such documents as modified by this Amendment (as applicable) and references therein to terms defined in the Loan Agreement or the other Facility Documents shall be to terms defined therein as modified by this Amendment (as applicable). Except as specifically modified and amended hereby, all other terms, conditions, and covenants contained in the Loan Agreement and the other Facility Documents shall remain unmodified and in full force and effect and the valid, binding and enforceable obligations of Borrower, subject to applicable bankruptcy, insolvency and similar Laws affecting the rights of creditors generally, and general principles of equity.

     Section 15. Counterparts; Electronic Signatures. This Amendment may be executed in one or more counterparts with the same effect as if all parties hereto had signed the same document. All such counterparts shall be construed together and shall constitute one instrument, but in making proof hereof it shall only be necessary to produce one such counterpart. This Amendment shall be valid, binding, and enforceable against a party when executed and delivered by an authorized individual on behalf of the party by means of: (a) an original manual signature; (b) a faxed, scanned, or photocopied manual signature, or (c) any other electronic signature permitted by the Federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, and/or any other relevant electronic signatures law, including any relevant provisions of the Uniform Commercial Code, in each case to the extent applicable. Each faxed, scanned, or photocopied manual signature, or other electronic signature, shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned, or photocopied manual signature, or other electronic signature, of any other party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof.

     Section 16. Further Assurances. Borrower agrees to execute, acknowledge, deliver, file, record and publish, at its sole cost and expense, such further reasonable certificates, amendments, legal opinions, instruments and documents, and do all such other reasonable acts and things as may be required by Law, or as may be reasonably requested by Lender from time to time, to carry out the intent and purposes of this Amendment.

     Section 17. Governing Law; Submission to Jurisdiction. This Amendment shall be subject to the provisions of Section 8.07 of the Loan Agreement.

     Section 18. Entire Agreement. This Amendment, the Loan Agreement, the other Facility Documents and the documents executed and delivered by Borrower in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof, and all understandings (oral or written) and agreements heretofore had among the parties are merged in or contained in this Amendment and such documents.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their duly authorized representatives as of the date first written above.

BORROWER:

GUGGENHEIM TAXABLE MUNICIPAL BOND &
INVESTMENT GRADE DEBT TRUST

By: ____________________
Name:
Title:

Signature Page to First Amendment to Margin Loan and Security Agreement

LENDER:

BANK OF AMERICA, N.A.

By:______________________
Name: Michael Balbick
Title: Managing Director

Signature Page to First Amendment to Margin Loan and Security Agreement

ANNEX I
TO FR U-1

EXTENSION OF CREDIT TO GUGGENHEIM TAXABLE MUNICIPAL BOND & INVESTMENT GRADE DEBT TRUST

The credit being extended is directly secured by a securities account (the “Account”), which includes all of the securities entitlements credited thereto and all other rights of Borrower in the Account. The securities entitlements credited to the Account may consist of margin stock, nonmargin stock, and other assets (the “Portfolio”).

The “maximum loan value” of the Account at least equals the aggregate amount of credit being extended.

This Annex is being used in lieu of the charts on page 2 of the FR U-1 because the Portfolio is dynamic, and the securities entitlements credited to the Account are expected to change on a regular and frequent basis.